SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A


                    FOR REGISTRATION OF CERTAIN CLASSES OF
                SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                            Aeroquip-Vickers, Inc.
            (Exact name of registrant as specified in its charter)


                 Ohio                                        34-4288310
(State of incorporation or organization)                    (IRS Employer
                                                          Identification No.)

       3000 Strayer, Maumee, Ohio                            43537-0050
 (Address of principal executive offices)                     (Zip Code)


  If this form relates to the              If this form relates to the
  registration of a class of               registration of a class of
  securities pursuant to                   securities pursuant to
  Section 12(b) of the                     Section 12(g) of the
  Exchange Act and is                      Exchange Act and is
  effective pursuant to                    effective pursuant to
  General Instruction A.(c),               General Instruction A.(d),
  please check the following               please check the following
  box.   ---                               box.    ---
        | X |                                     |   |
         ---                                       ---

Securities Act registration file number to which this form relates, (if applicable):

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered

  Preferred Share Purchase Rights          Chicago Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                                Title of class

            This document, including exhibits, contains 62 pages.

                      The cover page consists of 1 page.

                   The Exhibit Index is located at page 4.

ITEM 1.  Description of Securities to be Registered.

     On December 10, 1998, the Directors of Aeroquip-Vickers, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each Common Share, par value $5.00 per share (the "Common Shares"), of the Company outstanding at the close of business on February 7, 1999 (the "Record Date"), pursuant to the terms of a Rights Agreement, dated as of February 7, 1999 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company's treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 4.1 hereto and incorporated herein by this reference. The Rights Agreement will not be effective until February 7, 1999. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement.

ITEM 2.     Exhibits.

            Exhibit
            Number         Exhibit

            4.1 Rights Agreement (including a Form of Certificate of Adoption of Amendment as Exhibit A thereto, a Form of Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase Preferred Shares as Exhibit C thereto)

            99.1           Form of letter to stockholders, dated
                           February 1999

            99.2           Press Release, dated December 10, 1998

                                   SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    AEROQUIP-VICKERS, INC.



                                    By:     /S/ DAVID M. RISLEY
                                    Name:   David M. Risley
                                    Title:  Vice President - Finance
                                            and Chief Financial Officer



Dated:   December 22, 1998



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